Exhibit 99.1

Arcadia Resources Announces New Amended Credit Facility
With Comerica Bank and Arcadia Services, Inc.

INDIANAPOLIS, IN – October 26, 2010 – Arcadia Resources, Inc. (NYSE Amex: KAD), a leading provider of innovative consumer health care services under the Arcadia HealthCare? brand, today announced that its Arcadia Services, Inc. (ASI) subsidiary has agreed with Comerica Bank to amend the existing line of credit agreement and to extend the maturity of the credit facility to April 2012. The Company said it expects to sign the new credit facility amendment this week.

“We are very pleased with the new arrangement we have reached with Comerica and the support and confidence this early extension of the credit facility demonstrates,” said Matthew Middendorf, Arcadia’s Chief Financial Officer. “This facility finances the working capital of our Services segment and the borrowings are based on a percentage of eligible accounts receivable. We have reduced the cost of the facility by taking the commitment down to $11 million, which is still well above our recent levels of borrowings, and in turn reduces the commitment fees payable under the agreement. In addition to extending the existing maturity from August 2011 to April 2012, we have modified certain financial covenants to bring them in line with our current ASI requirements and have increased the amount we have agreed to maintain in a deposit account with Comerica,” Middendorf continued.

Under the terms agreed with Comerica, the following changes will be made to the existing line of credit:

•	The maturity date of the facility will be changed from August 2011 to April 2012.

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The credit commitment amount will be lowered from $14 million to $11 million, more in line with the Company’s current needs. At September 30, 2010, ASI had $8.1 million in outstanding borrowings and its total available borrowings based on eligible accounts receivable were $8.9 million. During the past twelve months, the maximum borrowings under this facility were $9.3 million.

•	The Company is required to maintain a deposit account with a minimum balance of $1,000,000, compared to a minimum balance of $500,000 in the prior agreement.

•	The ASI tangible effective net worth and subordinated debts covenants have been modified to bring them in line with the current tangible net worth and subordinated debt levels.

In addition to these modifications, Comerica has agreed to waive ASI’s non-compliance with the previous tangible effective net worth and subordinated debt covenants as of September 30, 2010, and through the effective date of the new agreement.

About Arcadia HealthCare

Arcadia HealthCare is a service mark of Arcadia Resources, Inc. (NYSE Amex: KAD), and is a leading provider of home care, medical staffing and pharmacy services under its proprietary DailyMed program.  The Company, headquartered in Indianapolis, Indiana, has 65 locations in 18 states.  Arcadia HealthCare’s comprehensive solutions and business strategies support the Company’s vision of “Keeping People at Home and Healthier Longer.”

DailyMed™ Pharmacy dispenses a monthly cycle of a patient’s prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time the medications should be taken.  In the dispensing process, a DailyMed pharmacist reviews each patient’s medication profile and utilizes state-of-the-art medication therapy management tools in order to improve the safety and efficacy of the medications being dispensed.  A DailyMed pharmacist provides routine communication with the patient, the primary care physician, caregivers and payers in order to maximize the pharmaceutical care administered.  The DailyMed program improves patient care and drug utilization while reducing drug and hospitalization costs for private and government payers.

Forward Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors. Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s filings with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in our press release are: (i) we cannot be certain or our ability to generate sufficient cash flow to meet our obligations on a timely basis; (ii) we may be required to make significant business investments that do not produce offsetting increases in revenue; (iii) we may be unable to execute and implement our growth strategy; (iv) we may be unable to achieve our targeted performance goals for our business segments; and (v) other unforeseen events may impact our business. The forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.

Contact:
Matthew Middendorf
Chief Financial Officer
mmiddendorf@arcadiahealthcare.com
(317) 569-8234

Bill Bunting
In-Site Communications, Inc.
(212) 759-3929 / (415) 517-7013
bbunting@insitecony.com